Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited third quarter 2026 results furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K with which this exhibit is furnished for additional information, including the Company’s reconciliations of GAAP to non-GAAP financial measures.

Summary Operating and Financial Impacts

●	Statistics for October 2026 are preliminary but are not expected to differ materially from actual results.
●	There were 22.0 workdays in October 2026, and there were 23.0 workdays in October 2025.
●	There will be 61.5 workdays in the fourth quarter of 2026, and there were 61.0 workdays in the fourth quarter of 2025.

Asset-Based Operating Segment

Average price increase on contract renewals negotiated during the third quarter of 2026: +5.1%

Year-over-Year Business Trends	July 2026	August 2026	September 2026	October 2026

Billed Revenue(1) / Day	+7.7%	+9.1%	+15.8%	+20%
Tonnage / Day	+8.1%	+9.1%	+11.6%	+15%
Shipments / Day	-3.3%	-4.0%	-1.6%	+1%
Billed Revenue(1) / Shipment	+11.4%	+13.7%	+17.7%	+18%
Billed Revenue(1) / CWT	-0.4%	flat	+3.8%	+4%
Weight / Shipment	+11.8%	+13.7%	+13.5%	+14%

1)	Revenue associated with undelivered freight is deferred for financial reporting purposes in accordance with the Asset-Based segment’s revenue recognition policy. Billed revenue has not been adjusted to exclude amounts deferred under that policy.

In October, Asset-Based daily tonnage increased approximately 15% year-over-year, driven by a 14% increase in weight per shipment and a 1% increase in shipments per day. The higher weight per shipment continues to reflect changes in freight profile.

Billed revenue per shipment increased 18% year-over-year, reflecting the heavier freight profile and a 4% increase in billed revenue per hundredweight. Excluding fuel surcharge, revenue per hundredweight declined in the low single digits, primarily due to changes in freight profile.

Compared with September, daily tonnage decreased approximately 1% as shipments per day were down 2%, while weight per shipment increased by 1%. Billed revenue per shipment was flat on a sequential basis, due to the 1% higher weight per shipment that was offset by a 1% lower billed revenue per hundredweight.

From 2016 through 2025, ABF’s non-GAAP operating ratio deteriorated by an average of approximately 180 basis points from the third quarter to the fourth quarter, excluding 2020 and 2023, which were affected by significant market disruptions. This analysis is based on non-GAAP operating ratio and excludes the items identified in the Company's historical non-GAAP reconciliations included in previously furnished earnings releases.

Based on current trends, the Company expects ABF’s fourth quarter 2026 non-GAAP operating ratio to deteriorate by approximately 50 to 150 basis points sequentially from the third quarter of 2026. The Company does not currently expect a significant difference between GAAP and non-GAAP operating ratios for the fourth quarter of 2026.

Asset-Light Operating Segment

Business Trends	July 2026	August 2026	September 2026	October 2026

Revenue / Day (Year-over-Year)	+27.0%	+26.1%	+23.1%	+27%
Shipments / Day (Year-over-Year)	+6.8%	+0.3%	-3.1%	+8%
Revenue / Shipment (Year-over-Year)	+18.9%	+25.7%	+26.9%	+18%
Purchased Transportation Expense as a % of Revenue	85.6%	84.5%	84.8%	85%

In October, Asset-Light daily revenue increased approximately 27% year over year, driven by an 18% increase in revenue per shipment and an 8% increase in shipments per day. Higher revenue per shipment reflects a stronger pricing environment, including the effects of higher fuel prices and tightening truckload market capacity. Shipment growth was led by the managed logistics business.

Compared with September, Asset-Light daily revenue decreased approximately 1%, driven by a 2% decrease in shipments per day, while revenue per shipment increased 1%.

For the fourth quarter of 2026, the Company expects Asset-Light GAAP operating income of $17 million to $20 million, which includes an estimated $12 million gain from the modification of an office lease used in the Asset-Light operations. Excluding this gain and approximately $2 million of purchase accounting amortization expense, the Company expects Asset-Light non-GAAP operating income to range from $7 million to $10 million. This outlook reflects continued yield discipline and ongoing productivity improvements across the business.

Additional Detailed Information

Operating Lease Modification

In October 2026, the Company entered into an agreement to modify an existing office lease used in Asset-Light operations. Under the agreement, during the fourth quarter of 2026, the Company’s right to use two floors of office space will terminate and be replaced by the right to use office space on another floor in the same building. The Company paid $7.5 million upon execution of the agreement and expects to recognize a gain of approximately $12.0 million during the fourth quarter of 2026. The expected gain primarily results from the reduction in the lease liability exceeding the remaining carrying amount of the related right-of-use asset, which had previously been impaired based on conditions existing at the dates of the impairment analyses, including anticipated sublease arrangements.

Projected 2026 Consolidated Capital Expenditures

●	Capital Expenditures, net of sales proceeds and including financed equipment: $130 million to $140 million
o	Includes net revenue equipment purchases (primarily for Asset-Based) of $75 million to $80 million, of which approximately $75 million will be financed through promissory note arrangements
o	Includes net real estate expenditures of $25 million to $35 million
o	Remaining capital expenditures primarily relate to technology investments and miscellaneous dock equipment upgrades and enhancements
●	Depreciation and amortization costs on property, plant and equipment: approximately $170 million
●	Intangible asset amortization, primarily related to purchase accounting amortization for the MoLo acquisition: $9 million

Share Repurchase Program

Based on repurchases settled through October 30, 2026, $56.6 million remained available for future repurchases of the Company’s common stock under the current share repurchase authorization.

Tax Rate

ArcBest’s third quarter 2026 effective GAAP tax rate was 27.1%. The “Effective Tax Rate Reconciliation” table of ArcBest’s third quarter 2026 earnings press release, furnished as Exhibit 99.1, provides a reconciliation of GAAP to non-GAAP effective tax rates. The effective non-GAAP tax rate for the third quarter of 2026 was 27.6%. Under the current tax laws, the Company expects its non-GAAP effective tax rate for the fourth quarter and full year 2026 to range from 25.5% to 26.5%. The effective tax rate may be impacted by discrete items that could occur throughout the year.

“Other and eliminations” within Operating Income (Loss) on the Operating Segment Data and Operating Ratios statement

●	Includes innovative technology costs related to our human-centered remote and automated operations, which are disclosed as a non-GAAP reconciling item.
●	Includes noncash impairment charges related to certain Freight Movement System assets associated with Vaux, which are disclosed as a non-GAAP reconciling item.
●	Includes charges related to the restructuring plan announced on July 16, 2026, which are disclosed as a non-GAAP reconciling item.
●	Includes certain overhead costs not attributable to other operating segments, including legal, investor relations, and other strategic expenses and investments.
●	Projected operating expenses for fourth quarter and full year 2026 and actual operating expenses for fourth quarter and full year 2025 are included below.

	Three Months Ended		Year Ended
	December 31		December 31
	2026	2025	2026	2025

	(in millions)
Innovative technology costs, pre-tax	$5	$7	$26	$29
Asset impairment charges, pre-tax	—	5	51	5
Restructuring charges, pre-tax	—	—	4	—
Other costs, pre-tax	9	11	26	32
Total other and eliminations	$14	$23	$107	$66

Other Income (Costs) on the Consolidated Statements of Operations

●	Other income and costs include separate lines for interest income and interest expense.
●	The “Other, net” line primarily includes changes in cash surrender value of life insurance and expenses associated with non-operating properties.
o	Changes in the cash surrender value of life insurance are typically disclosed as non-GAAP reconciling items. Changes in the cash surrender value of life insurance depend on market returns of underlying investments which cannot be reasonably estimated; therefore, ArcBest does not provide forward-looking guidance for “Other, net” on a GAAP basis.
●	Projected amounts for fourth quarter and full year 2026 and actual amounts for fourth quarter and full year 2025 are included below.

	Three Months Ended		Year Ended
	December 31		December 31
	2026	2025	2026	2025

	(in millions)
Interest and dividend income	$2	$1	$6	$5
Interest and other related financing costs	$(3)	$(3)	$(14)	$(12)
Other, net, excluding non-GAAP reconciling items	$—	$—	$(4)	$(3)

Restructuring Plan Cost Savings

●	On July 16, 2026, the Company announced a restructuring plan designed to realign its operating structure, reduce costs, simplify its go-to-market brand architecture, and better position the Company for long-term growth and profitability.
●	The plan is expected to generate approximately $40 million of annualized run-rate cost savings, as detailed below.
●	Innovative technology costs relate to our human-centered remote and automated operations, which are typically disclosed as a non-GAAP reconciling item.
●	The Company realized approximately $2 million of cost savings during the second quarter of 2026 and $6 million during the third quarter of 2026. Quarterly cost savings are expected to reach approximately $10 million by the first quarter of 2027, representing the full annualized run-rate savings.
●	The $40 million in annualized run-rate cost savings is expected to represent cash savings. These savings support the Company's previously communicated 2028 Investor Day financial targets but are not incremental to those targets.

Cost Savings, pre-tax
(in millions)
Asset-Based	$30
Asset-Light	8
Innovative technology costs	2
Total	$40

Asset-Based Annual Union Profit-Sharing Bonus

Under ABF Freight’s current Teamster labor contract, eligible Teamster employees may receive an annual profit-sharing bonus for each full year from 2024 through 2027, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount is on a GAAP basis. The potential bonus would be based on full-year union employee earnings. While impacted by business and associated labor levels, both of which are subject to change, each one percentage point of the bonus is currently estimated to represent approximately $7.0 million of expense.

During years in which ArcBest’s internal forecasts indicate that a union bonus is expected to be paid, the Company will accrue the expense throughout the year, generally based on quarterly results relative to the full-year projection. As the Company does not provide public updates on its projected full-year GAAP operating ratio or its expectations regarding payment of the union bonus, it does not routinely disclose amounts accrued for the bonus. If financial models reflect an operating ratio that meets the payout thresholds shown below, ArcBest encourages analysts to include expenses for the union bonus in quarterly and annual earnings per share projections for the Company.

ABF Freight Published Annual OR (GAAP basis)	Bonus Amount
91.1 to 93.0	1%
89.1 to 91.0	2%
87.1 to 89.0	3%
87.0 or below	4%

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding (i) our expectations about our intrinsic value or our prospects for growth and value creation and (ii) our financial outlook, position, strategies, goals, and expectations, including our expectations with respect to our restructuring plans. Terms such as “anticipate,” “believe,” “could,” “designed,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “likely,” “may,” “plan,” “predict,” “project,” “scheduled,” “seek,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct and caution the reader not to place undue reliance on our forward-looking statements. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: data breaches, cybersecurity incidents, and/or interruptions or failures of our information systems that we depend on, including software programs and applications provided by third parties; untimely or ineffective development and implementation of, or failure to realize the potential benefits associated with new or enhanced technology or processes; the loss or reduction of business from multiple large customers or an overall reduction in our customer base; the timing and performance of growth initiatives and the ability to manage our cost structure; the cost, integration, and performance of future acquisitions and the inability to realize the anticipated benefits of the acquisition; unsolicited takeover proposals, proxy contests, and other proposals or actions by activist investors; maintaining our corporate reputation and intellectual property rights; failure to achieve market acceptance or generate adequate returns through our Vaux® technologies; failure to recognize the benefits associated with our restructuring plans; establishing and maintaining adequate internal controls over financial reporting; disruptions in domestic or global manufacturing activity, supply chains, and related changes in spending, resulting in material reductions in freight volumes; competitive initiatives and pricing pressures; increased prices for and decreased availability of equipment, including new revenue equipment, and higher costs of equipment-related operating expenses such as maintenance, fuel, and related taxes; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; relationships with employees, including unions, and our ability to attract, retain, and upskill employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; union employee wages and benefits, including changes in required contributions to multiemployer plans; availability and cost of reliable third-party services; our ability to secure independent owner-operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; the effects, costs and potential liabilities related to changes in and compliance with, or violation of, existing or future governmental laws and regulations, including, but not limited to, environmental laws and regulations, such as emissions-control regulations and fuel efficiency regulations; default on covenants of financing arrangements and the availability and terms of future financing arrangements; our ability to generate sufficient cash from operations to support significant ongoing capital expenditure requirements and other business initiatives; self-insurance claims, insurance premium costs, and loss of our ability to self-insure; potential impairment of long-lived assets and goodwill and intangible assets; external events which may adversely affect us or the third parties who provide services for us, for which our business continuity plans may not adequately prepare us, including, but not limited to, the occurrence of natural disasters, public health crises, geopolitical conflicts, acts of terrorism or war, cybersecurity incidents, or trade restrictions; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; seasonal fluctuations, adverse weather conditions, natural disasters, and climate change; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from those expressed in these forward-looking statements, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.